Exhibit 8.2

[Orrick, Herrington & Sutcliffe LLP Letterhead]

November 18, 2011

SLM Funding, LLC

2001 Edmund Halley Drive

Reston, Virginia 20191

Re:	SLM Student Loan Trust 2011-3, Class A and Class B Student Loan-Backed Notes

Ladies and Gentlemen:

We have acted as special counsel to SLM Funding LLC, a Delaware limited liability company (the “Depositor”), in connection with the sale by the Depositor and the purchase by the Representatives (as defined below) of $812,000,000 aggregate principal amount of Class A Notes (the “Class A Notes”) and $24,000,000 aggregate principal amount of Class B Notes (the “Class B Notes” and, together with the Class A Notes, the “Notes”) pursuant to the terms of the Underwriting Agreement, dated November 9, 2011, and related Pricing Agreement relating to the Notes, dated November 10, 2011 (collectively, the “Underwriting Agreement”), among the Depositor, SLM ECFC, SLM Corporation, and RBS Securities Inc. and J.P. Morgan Securities LLC, as representatives (the “Representatives”) of the underwriters named in Schedule I to the Pricing Agreement (together with the Representatives, the “Underwriters”).

In connection with the issuance and sale of the Notes, the Depositor has prepared a prospectus (the “Base Prospectus”), dated November 9, 2011, and a prospectus supplement (the “Prospectus Supplement”), dated November 10, 2011. In this opinion letter, the Prospectus Supplement and Base Prospectus, including any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the Notes, are together called the “Prospectus.” SLM Student Loan Trust 2011-3 (the “Trust”) was formed pursuant to the short-form trust agreement, dated as of January 11, 2011, among the Depositor, The Bank of New York Mellon Trust Company, National Association, as eligible lender trustee (the “Eligible Lender Trustee”) and BNY Mellon Trust of Delaware, as Delaware trustee (the “Delaware Trustee”), as amended and restated pursuant to an Amended and Restated Trust Agreement, dated November 18, 2011 (the “Trust Agreement”) among the Depositor, the Eligible Lender Trustee, the Delaware Trustee and Deutsche Bank Trust Company Americas, as excess distribution certificate paying agent and excess distribution certificate registrar.

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form S-3 (File No. 333-166301), as amended by Amendments No. 1, 2 and 3 thereto, for the registration of the Notes and certain other securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”). In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information

SLM Funding, LLC

November 18, 2011

incorporated therein by reference, is called the “Registration Statement.” The Registration Statement was declared effective on September 10, 2010. As set forth in the Prospectus, the Notes will be issued under and pursuant to an Indenture, dated November 18, 2011 (as amended and supplemented from time to time, the “Indenture”), among the Trust, the Eligible Lender Trustee and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”). Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Notes to the benefits of the Indenture and their enforceability against the Trust in accordance with their terms.

In rendering the opinions expressed below, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of SLM Corporation, the Depositor, the Servicer, the Administrator and the Sellers as we consider appropriate. As to all matters of fact, we have entirely relied upon certificates of officers of SLM Corporation, the Depositor, the Servicer, the Administrator and the Sellers and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates. In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the Notes, when duly executed by the Eligible Lender Trustee and authenticated by the Indenture Trustee in accordance with the Indenture, and delivered against payment in accordance with the Underwriting Agreement, will be entitled to the benefits of the Indenture and enforceable against the Trust in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SLM Funding, LLC

November 18, 2011

We express no opinions as to matters of law other than the law of the State of New York and the federal law of the United States of America.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Base Prospectus and Prospectus Supplement. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP